Exhibit 99.2

Sitestar Corporation

To the Shareholders of Sitestar:

I am excited to announce that we have reached an agreement with our chairman, Jeff Moore, to have him join Sitestar as an operator. We are reorganizing Jeff’s existing business, Mt Melrose, into a wholly owned subsidiary of Sitestar. Jeff will become the president and continue to manage the business as he has done previously. Sitestar will add significant working capital to the business and provide Jeff with the freedom to allocate that capital. As part of this transaction, we are acquiring Mt Melrose’s current real estate portfolio in Lexington, Kentucky.

I have long admired Jeff. He is the reason that I originally got involved in Sitestar as a passive investor, and he is the reason why, when it became necessary to get actively involved, I was willing to do so. I suspect I am not the only investor who trusted in him. We have been richly rewarded.

To Sitestar’s detriment, we had never previously contemplated having Jeff in an operational role. I am happily surprised for this opportunity. It originated several months ago when Jeff made a public comment on Twitter that he was seeing significant opportunities to expand and that his bottleneck was capital. I knew Mt Melrose was doing well and quickly growing, but I was not aware of just how well. I reached out to him to see if Sitestar could be helpful as a funding partner. After weeks of discussion, it became clear how well Mt Melrose would fit inside of Sitestar. It truly is complementary to our other businesses.

Mt Melrose is at an inflection point. It owns 122 residential properties and has the potential, with Sitestar’s help, of becoming the dominant property owner in Lexington, Kentucky. Jeff’s strategy is to find undervalued properties, repair and upgrade them, rent them out to tenants, and own them indefinitely. This is a similar strategy that attracted us to Sitestar in the first place.

Mt Melrose’s current portfolio is exceptional. Jeff is an excellent, passionate, operator. He uses debt appropriately. And, Lexington is the ideal location to take advantage of rising rents and rising property values.

I cannot speak as effectively as Jeff can about Lexington, but here are my observations as an outsider. The area is growing. It attracts educated, upwardly mobile citizens. The economy is supported by stable employers. The University of Kentucky is, by far, the largest employer. There is also a large number of jobs in the medical industry. Single family homes, as opposed to apartments, will continue to be attractive to renters there.

Housing growth has not kept up with population growth. There are several reasons for this, including Lexington’s agricultural history and local government interests. The result is that it appears that real estate values will continue to increase at an above average rate for the foreseeable future. Combine those general increases in value with Jeff’s ability to acquire properties at attractive prices and specifically add value with upgrades, and there is reason for significant optimism.

This transaction is unusual because it involves our chairman. With related party transactions like this, we have to be extra sensitive to making sure that this is a fair deal for Sitestar’s shareholders. You deserve more background than with a more traditional acquisition. Hence, this letter rather than a traditional press release.

Discussions did not originate from Jeff. In fact, several years ago Jeff explicitly stated that he was not interested in being an operator within Sitestar. The culture we have created over the past two years was the primary reason for him to consider joining us now. I promised him autonomy, and I mean it.

Jeff and I negotiated the value of each of the 122 properties. I had extensive conversations with our accountants and lawyers, both in-house and outside of Sitestar. Jeff had representation as well, of course. The transactions were unanimously approved by our audit committee, which is made up of the independent directors, and our full board, with Jeff abstaining. These meetings were held without Jeff present.

On a more practical note, I am the largest shareholder of the company. Each director has a significant personal investment in Sitestar, as do many of our employees. Our interests are clearly aligned with outside shareholders. To a person, we are excited about this transaction and the future value that this new subsidiary will provide to Sitestar.

Our goal is to grow book value per share. This transaction will do that immediately.

Sitestar has agreed to acquire the entire portfolio of 122 properties over the next year. While this is one transaction, for tax reasons there will be multiple installments. The final purchase price will be determined at the close, likely in January. At the time of this letter, the gross asset value is approximately $8.4 million. This includes the assumption of approximately $4.9 million in debt. The net value of $3.5 million will be paid in cash and common stock valued at 10 cents per share. The cash payment is expected to be $500,000 with the remainder to be paid in stock.

Sitestar intends to commit the next $10 million of cash that we internally generate to the subsidiary. Some of that will come from debt that we will raise at the corporate level. The initial allocation to the subsidiary will likely be in the range of $3 million.

Jeff will not earn a salary. He will receive an annual bonus based on book value growth with a high-water mark.

As an investor, I have a strong preference for a stable or decreasing share count. We have done the opposite over the last year and a half. Believe actions, not words. We will work to prove those words over time. On this issue, I prefer Sitestar to be less of a Teledyne (issuing shares at opportune times and then buying them back when attractive) and more of a Berkshire (only using shares for acquisitions in unique cases). We think this transaction will prove to be more akin to Burlington Northern than Dexter Shoes. I am certain we will not regret issuing shares.

While we are certainly excited about this transaction, you should be patient. We urge our subsidiaries to think long-term. Often that negatively affects short-term results.

We have seen this with our HVAC subsidiary. Nathan Reid, who heads it up, is focused on long-term success. This has required the subsidiary to spend money to build a stronger foundation. These expenses have negatively affected the short-term results. Good. He is making the right decision.

We have made that same decision in our asset management subsidiary, Willow Oak. We paid for the creation and development of two of the three funds in which we have an interest. We won’t recoup those costs from the fee share for a few years, but when we do, our cumulative return will be well worth it.

Jeff needs no advice from me, but I will constantly tell him to continue to focus on long-term success. There is no reason for him to change his mindset now that he is operating within a publicly-traded company.

For Sitestar to carry out a strategy genuinely focused on long-term success, our shareholders should hold similar views and have similar holding periods. In the long run, companies get the shareholders they deserve and vice versa. In that, we are in early days, but so far we have been blessed.

Thank you for your continued support.

Steven L. Kiel

Chief Executive Officer

December 11, 2017

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